Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Universal Truckload Services, Inc.:

We consent to the incorporation by reference in the registration statement (No.333-123385) on Form S-8 of Universal Truckload Services, Inc. and subsidiaries of our reports dated March 11, 2008, with respect to the consolidated balance sheets of Universal Truckload Services, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ (deficit) equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Universal Truckload Services, Inc. and subsidiaries.

Our report dated March 11, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph which states that Universal Truckload Services, Inc. acquired Glenn National Carriers, Inc. (the Acquired Company) during 2007, and management excluded from its assessment of the effectiveness of the Universal Truckload Services, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2007, the Acquired Company’s internal control over financial reporting associated with total assets of $1.2 million and total revenues of $1.2 million included in the consolidated financial statements of Universal Truckload Services, Inc. and subsidiaries as of and for the year ended December 31, 2007. Our audit of internal control over financial reporting of Universal Truckload Services, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of the Acquired Company.

Detroit, Michigan

March 11, 2008